SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 17, 2003

KVH Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-28082 (Commission File Number)

05-0420589 (IRS Employer Identification No.)

50 Enterprise Center Middletown, RI (Address of Principal Executive Offices)	02842 (Zip Code)

Registrant’s telephone number, including area code: (401) 847- 3327 N/A (Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.

        This report is being filed by KVH Industries, Inc. (“KVH”) to announce that, on April 17, 2003, KVH issued a press release describing the results of its operations for the quarterly period ended March 31, 2003. The press release issued by KVH relating to the announcement is filed as Exhibit 99.1 to this report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (c) Exhibits.

        The following exhibit is filed with this report on Form 8-K:

      Exhibit No.     Description

      99.1     Press Release of KVH issued on April 17, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      KVH Industries, Inc.

Date: April 17, 2003	BY: /S/ Patrick J. Spratt —————————————— Patrick J. Spratt Chief Accounting & Financial Officer

Exhibit: 99.1 Press Release Dated April 17, 2003 FOR IMMEDIATE RELEASE PRESS RELEASE

KVH Industries Contact:	Pat Spratt, Chief Financial Officer
401-847-3327
Investor Relations Contact:	FD Morgen-Walke
Jolinda Taylor, 617-747-3600
Paul Johnson, 212-850-5600
Financial Media Contact:	FD Morgen-Walke
Jason Rando, 212-850-5600

KVH Announces 36% Revenue Growth and Sustained Profitability in First Quarter

•  Record Quarterly Revenues of $13.1 Million; EPS $0.02

•  Company Reaffirms 2003 Growth Expectations

MIDDLETOWN, RI – April 17, 2003 – KVH Industries (Nasdaq: KVHI), a leading provider of mobile satellite communications products and defense-related navigation and guidance systems, today reported its results for the first quarter ended March 31, 2003. Net income for the period was $0.2 million, or $0.02 per diluted share. By comparison, KVH recorded a net loss of $1.1 million, or ($0.10) per share, during the same period last year. Revenue for the period was $13.1 million, up 36% from $9.6 million for the first quarter ended March 31, 2002.

“With record quarterly revenues and continued profitability in the first quarter, we have sustained the momentum generated in 2002,” said Martin Kits van Heyningen, KVH president and chief executive officer. “Our first quarter gains were driven by strong year-over-year growth in all key strategic areas. I believe that we are well-positioned for continued revenue growth in the second quarter and the remainder of 2003.”

Overall, the company’s satellite products recorded year-over-year growth of 31% for the first quarter, with revenue of $7.7 million. Sales of defense-related solutions rose 57% for the quarter over the same period last year on revenue of $4.1 million. Year over year, sales of fiber optic products were up 40% for the quarter on revenue of $0.7 million. KVH’s legacy products, which include OEM sensors and marine navigation systems, declined approximately 4% for the quarter on revenue of $0.6 million.

“The growth of our mobile satellite communications business was supported by strong antenna sales in North America and Europe as well as the expansion of our Internet and Inmarsat airtime services,” continued Mr. Kits van Heyningen. “We are also receiving a very positive response from dealers, consumers, and sales representatives to our recently announced low-profile TracVision A5 satellite TV antenna for automobiles. We have made significant progress in establishing our nationwide dealer network with a number of national, regional, and independent 12-volt retailers already placing orders. At this time, our target for first shipment of the TracVision A5 is still on schedule for the end of June, with full-scale production starting in the third quarter.”

Looking at the company’s defense-related business, Mr. Kits van Heyningen remarked, “Military navigation has been perhaps the most visible portion of our business during the last few months as most Bradley Fighting Vehicles and light armored vehicles in Iraq and seen on the nightly news are equipped with our TACNAV navigation system. We have already received reports from troops in the field and military program managers that TACNAV has performed extremely well throughout the entire operation, despite sandstorms and attempted GPS jamming. During the quarter, we also completed the development of the prototype fiber optic gyro-based inertial measurement unit under a contract with L-3 Communications. Both L-3 and KVH are now actively pursuing sales opportunities for this precision navigation system, including guided aerial munitions applications.”

With regard to the company’s financial results, Pat Spratt, chief financial officer, said, “Throughout the first quarter, we continued to strengthen our operational model and asset management. First quarter gross margin increased to 45%, up 1 percentage point from last year. This was a direct result of product cost reductions. Looking forward, over the next two quarters we anticipate that gross margin will decline slightly on a sequential basis, as we expect our product mix to shift away from defense-related products toward lower-margin consumer products. Operating expenses, measured as a percentage of revenue, declined by 12 points compared to last year. Inventory was $1 million, or 20% lower than the first quarter of 2002 while sales increased 36%. Cash generated from operations was $0.2 million. Moving forward, we will remain focused on our objectives of improving profitability and having the financial foundation to support long-term growth goals.”

Mr. Spratt added, “Consistent with prior guidance, we expect earnings for the first half of 2003 to be at modest levels and roughly comparable with our earnings for the second half of 2002. During the second quarter we will continue to make the necessary investments to ensure the successful introduction of the TracVision A5. We believe these investments, along with the decline in our gross margin due to product mix changes, will contribute to keeping second quarter earnings at very modest levels. In line with our earlier expectations, we also anticipate that sales will grow less than 10%, compared to the same quarter in 2002. However, we continue to project that full-year revenue will be 20 to 30% above 2002.”

“The first quarter was a solid start to the year as we sustained our profitability and saw excellent year-over-year growth,” concluded Mr. Kits van Heyningen. “We are exactly where we planned to be with regard to financial and operations results. Each of our key business areas is performing well and we are preparing to enter production of several exciting new products. I am confident that we are on track to achieve our goals for 2003, including robust sales and solid profits for the year. We are preparing the company for the second half of the year when we expect to see the benefit of the TracVision A5 and our other new products.”

First Quarter Highlights:

•	On January 9, 2003, KVH unveiled its TracVision A5 low-profile satellite TV antenna. The TracVision A5, designed for use on SUVs, mini-vans, and automobiles, stands less than 5" high and uses a groundbreaking hybrid phased array antenna to provide reception of more than 300 channels of satellite TV and commercial-free music to cars throughout the continental United States.

•	On January 13, 2003, KVH announced that Oklahoma-based Newell Coach Corporation had joined more than 10 other leading RV and coach manufacturers when it selected KVH’s TracVision in-motion satellite TV antennas as standard equipment aboard all new Newell coaches.

•	In February 2003, KVH introduced the Tracphone F55 and the TracVision G8. Tracphone F55 is the company’s newest high-powered satellite communications system and uses the new Inmarsat Fleet service to offer voice connections as well as high-speed data and Internet access to mariners. TracVision G8 is the most advanced marine satellite TV antenna available and offers wider coverage and outstanding performance thanks to a carbon fiber antenna and KVH’s fiber optic gyros.

KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern Time today through the company’s web site. The conference call can be accessed at http://www.kvh.com/InvRelations. The audio archive also will be available on the company web site within three hours of the completion of the call.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-registered company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Hoersholm, Denmark.

KVH INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS MARCH 31, 2003, AND DECEMBER 31, 2002

	March 31, 2003 (Unaudited)	December 31, 2002 (Audited)
Assets:
Current assets:
Cash and cash equivalents	$7,529,129	7,239,255
Accounts receivable, net	9,970,649	9,716,292
Costs and estimated earnings
in excess of billings on uncompleted contracts	465,151	377,058
Inventories	4,122,455	3,947,207
Prepaid expenses and other deposits	367,044	587,647
Deferred income taxes	606,891	616,877

Total current assets	23,061,319	22,484,336

Property and equipment, net	7,288,703	7,384,888
Other assets, less accumulated amortization	409,719	441,225
Deferred income taxes	2,238,430	2,238,430

Total assets	$32,998,171	32,548,879

Liabilities and stockholders' equity:
Current liabilities:
Current portion long-term debt	$93,262	93,262
Accounts payable	2,286,035	2,321,104
Accrued expenses	2,037,847	2,007,470
Customer deposits	84,568	91,665

Total current liabilities	4,501,712	4,513,501

Long-term debt	2,581,176	2,603,885

Total liabilities	7,082,888	7,117,386

Stockholders' equity:
Common stock	112,812	111,498
Additional paid-in capital	35,437,508	35,134,093
Accumulated deficit	(9,635,037)	(9,818,025)
Accumulated other comprehensive income	--	3,927

Total stockholders' equity	25,915,283	25,431,493

Total liabilities and stockholders' equity	$32,998,171	32,548,879

KVH INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended March 31,
	2003	2002
Net sales	$13,118,670	9,641,513
Cost of sales	7,160,210	5,357,407

Gross profit	5,958,460	4,284,106
Operating expenses:
Research & development	2,114,502	2,333,699
Sales & marketing	2,632,680	2,318,264
Administration	977,825	719,340

Income (loss) from operations	233,453	(1,087,197)
Other expense:
Other expense	(1,789)	(2,024)
Interest expense, net	(38,690)	(22,649)

Income (loss) before income taxes	192,974	(1,111,870)
Income tax expense	9,986	34,500

Net income (loss)	$182,988	(1,146,370)

Per share information:
Income (loss) per share
Basic	$0.02	(0.10)
Diluted	$0.02	(0.10)
Number of shares used in per share calculation:
Basic	11,237,197	10,973,616
Diluted	11,682,010	10,973,616

This press release contains certain forward-looking statements that involve risks and uncertainties. For example, the statements regarding the company’s financial and product development goals for 2003 are forward-looking statements. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: failure to develop and market fiber optic products; lack of reliable vendors, service providers, and outside products; uneven military sales cycles; unforeseen changes in competing technologies and products; worldwide economic variances; and poor or delayed research and development results. Additional factors are discussed in the company’s 2002 Form 10-K filed with the Securities and Exchange Commission on March 26, 2003. Copies are available through the company’s Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.